Exhibit 99.1

NOCERA, INC. ACQUIRES 80% CONTROLLING INTEREST IN
MEIXIN INSTITUTIONAL FOOD DEVELOPMENT CO. LTD.

Taipei, Taiwan, September 8, 2022 (Accesswire) -- Nocera, Inc. (NASDAQ: NCRA) (“Nocera” or the “Company”), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (RAS), today announced its acquisition of an 80% controlling interest in Meixin Institutional Food Development Co., Ltd. (“Meixin”), a Taiwan corporation located in Taipei City, Taiwan (R.O.C.), using Variable Interest Entity agreements (VIE). The purchase price of the acquisition was $4.3 million.

Meixin, a well-established food processing and catering company established in 2003, is engaged in the production of hot and frozen meals, bento boxes, group meals and processing of vegetables and fruits for other companies in the food industry. Meixin has been catering and serving bento boxes to local banks and companies for the last 19 years, including Chinatrust Bank, Fubon Bang Bank, Eastern Kun, and Good Time Technology. As part of Nocera’s vertical integration effort of turning its seafood into delicious and valuable meals, Meixin will produce different food products for Nocera to sell through its distribution channel including bento boxes, takeaway seafood porridge, BBQ eel rice, and seafood fried rice.

Jeff Cheng, Nocera’s CEO, commented, “We are very excited about our acquisition of a controlling interest in Meixin and anticipate that Miexin will provide us with a substantial advantage. We want to raise, store, and cook the fish. Our Recirculatory Aquaculture Systems are green using recirculating water, and we believe our bento boxes and food products will generate revenue daily. This acquisition is expected to generate approximately $5 million in revenue for fiscal 2023. We look forward to working with Meixin’s management team as we leverage their talent and, together with our marketing experience, position Nocera for future success.”

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About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems (RAS) for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company’s main business operation consists of the design, development, and production of large-scale RAS fish tank systems, (aquaculture) for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company’s website at www.nocera.company.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “ believes,” “estimates,” “expects,“ “forecasts,” “intends “plans,” “projects, “predicts,” “may,” “should” and similar expressions as they relate to Nocera are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contacts:

TraDigital IR

Christine Petraglia

christine@tradigitalir.com

Hanover Int’l

Jh@hanoverintlinc.com

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